Exhibit 99.1

FOR IMMEDIATE RELEASE

T2 Biosystems and Canon U.S. Life Sciences Announce Joint Collaboration to Develop Novel Test Panel to Rapidly Detect Lyme Disease

— Collaboration leverages T2 Biosystems’ proprietary T2MR® technology and Canon’s collective expertise to enable improved diagnostics —

LEXINGTON, Mass. — February 3, 2015 — T2 Biosystems, Inc. (NASDAQ: TTOO) a company developing innovative diagnostic products to improve patient health today announced that the company has entered into a multi-year, strategic agreement with Canon U.S. Life Sciences, Inc. to jointly develop a novel diagnostic test panel to rapidly detect Lyme disease, a tick-borne bacterial infection that, if left untreated, can cause chronic joint inflammation, neurological disorders and cognitive defects.

Under the terms of the agreement, T2 Biosystems will receive an upfront payment of $2 million from Canon U.S. Life Sciences and additional milestone payments upon achieving certain developmental and regulatory milestones for total payments of $8.5 million. T2 Biosystems will retain exclusive worldwide commercialization rights of any products developed out of the collaboration, including sales, marketing and distribution. Canon U.S. Life Sciences will receive royalty payments on all product sales resulting from the collaboration and both companies will explore operational areas to work together and additional diagnostic product opportunities in the future.

“We are thrilled to enter into this collaboration with Canon U.S. Life Sciences to address the significant unmet market need in the detection of Lyme disease utilizing our T2MR technology platform,” said John McDonough, president and CEO of T2 Biosystems. “Similar to T2Candida, our first FDA-cleared diagnostic panel for the detection of sepsis pathogens, blood culture is the current gold standard for testing patients suspected to have Lyme disease, but has many limitations, including often taking weeks to diagnose. We believe T2MR may be able to provide accurate results in hours instead of weeks, which could positively impact outcomes for patients and reduce the cost of Lyme disease to the healthcare system. We look forward to partnering with Canon to work towards developing and bringing this important diagnostic test panel to market.”

According to The Centers for Disease Control and Prevention (CDC), Lyme disease affects approximately 30,000 people in the U.S. each year. However, the CDC estimates that the actual number is closer to 360,000, but is under-reported due to poor diagnostic testing. Approximately 3.4 million tests are run for Lyme disease each year, including serology testing, polymerase chain reaction (PCR) techniques and blood culture, the current diagnostic standard of care, but which has low sensitivity and takes approximately two to three weeks to provide results.

“Canon U.S. Life Sciences is dedicated to developing innovative new diagnostic solutions that improve human health,” said Akiko Tanaka, vice president and COO, Canon U.S. Life Sciences, Inc. “We believe combining our collective expertise with T2 Biosystems’ proprietary T2MR platform may enable us to develop a fully differentiated diagnostic panel for the detection of Lyme disease, an area of critical need where delays in providing appropriate treatment to patients can result in significant morbidity and unnecessary costs. We look forward to collaborating with T2 Biosystems on this exciting area of development.”

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

About Canon U.S. Life Sciences, Inc.

Founded in 2002 and located in Rockville, Maryland, Canon U.S. Life Sciences, Inc., is a subsidiary of Canon U.S.A., Inc., dedicated to exploring potential applications of Canon’s core technologies to the field of life sciences.  Canon U.S. Life Sciences identifies and develops life sciences solutions with potential applications in diagnostics and medical instrumentation.  Additional information can be found at www.culs.canon.com.

Forward-Looking Statements for T2 Biosystems

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors discussed under the caption “Risk Factors” in the Company’s final prospectus filed with the Securities and Exchange Commission, pursuant to Rule 424(b) of the Securities Act of 1933, as amended, on August 7, 2014, and in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2014, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

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